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                                    Exhibit 99.1





NEWS RELEASE


FOR RELEASE: SEPTEMBER 22, 1998


                        PACIFIC GATEWAY PROPERTIES ANNOUNCES

           ISSUANCE OF $3,000,000 OF SERIES 1 CONVERTIBLE PREFERRED STOCK


SAN FRANCISCO, CALIFORNIA ....Pacific Gateway Properties (PGP-AMEX) announced today that it has completed the private placement of 300,000 shares of Series 1 Convertible Preferred Stock for $3,000,000 to GEM Value/PGP, L.L.C., an affiliate of GEM Value Fund, L.P. (GEM).

GEM's 300,000 preferred shares are convertible into PGP's common shares on a one for one basis and have the same voting rights. GEM Value Fund, L.P. also owns 101,700 shares of PGP's common stock which it had acquired in open market purchases prior to entering into discussions to invest in PGP's preferred stock. GEM's common and preferred stock holdings in PGP represent 9.5% of the total preferred and common shares outstanding and entitled to vote.

The preferred stock will receive dividends, if any, from PGP's operating cash flow on a pari passu basis with common shareholders. The agreement with GEM does not require PGP to make any distributions. In the event of a full or partial liquidation of PGP, the preferred shareholders will be entitled to a
liquidation preference of $10.00 per share.   GEM also received customary
registration rights for the common stock issuable upon conversion of the preferred stock.

In addition, GEM has entered into an agreement with PGP and three entities controlled by PGP's Chairman, Richard Osborne, whereby, GEM has a "tag along" right to sell its preferred shares on a pro rata basis with the Osborne controlled entities. This right is exercisable should any of the Osborne controlled entities sell cumulatively in excess of 200,000 shares of PGP's common stock.

It was further agreed that Norman S. Geller, co-founder of GEM Investors, Inc., an affiliate of GEM, will be nominated for election to PGP's board of directors at the 1998 Annual Meeting of Shareholders scheduled for October 26, 1998.

                                      -MORE-


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Raymond Marino, President & CEO of PGP, commented, "GEM's investment in PGP demonstrates PGP's ability to attract new investors that share our vision for the Company's future. The funds raised from the GEM investment will be combined with existing cash reserves of PGP to be used on possible future opportunistic investments."

Pacific Gateway Properties, a San Francisco based real estate investment company owns several Bay Area properties located in Walnut Creek, San Jose, San Francisco, and a 23% partnership interest in Rincon Center in San Francisco.
PGP also owns properties in Arizona, Florida and Massachusetts.


FOR MORE INFORMATION CONTACT: RAYMOND MARINO, PRESIDENT & CEO


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